Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-752-1240

BPZ Energy Provides Quarter Ended September 30, 2009 Financials and Operations Update

HOUSTON—November 9, 2009—BPZ Resources, Inc (NYSE:BPZ) announces financial and operating results for the three and nine months ended September 30, 2009.  For the third quarter the Company reported operating loss of $11.2 million and net loss of $9.0 million or $0.08 per share and operating loss of $29.5 million and net loss of $25.8 million or $0.26 per share for the nine months ended September 30, 2009.  In addition, the Company had negative earnings before interest, income tax, depreciation and amortization (EBITDA; see the reconciliation and rationale for this non-GAAP measure below) of $4.9 million and $11.2 million for the three and nine months ended September 30, 2009, respectively. The table below illustrates the Company’s Consolidated Statements of Operations for the three and nine months ended September 30, 2009 and 2008.

BPZ Resources, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenue	$13,088	$33,440	$37,362	$44,843

Operating and administrative expenses:
Lease operating expense	9,591	3,582	21,445	6,942
General and administrative expense	8,474	10,407	24,956	28,644
Geological, geophysical and engineering expense	297	211	1,195	507
Depreciation, depletion and amortization expense	5,881	5,673	19,267	7,947

Total operating expenses	24,243	19,873	66,863	44,040

Operating income (loss)	(11,155)	13,567	(29,501)	803

Other income (expense):
Income (expense) from investment in Ecuador property, net of amortization	172	153	79	659
Interest income	159	10	187	206
Other income (expense)	70	(68)	(1,243)	157

Total other income (expense)	401	95	(977)	1,022

Income (loss) before income taxes	(10,754)	13,662	(30,478)	1,825

Income tax expense (benefit)	(1,792)	5,051	(4,654)	5,292

Net income (loss)	$(8,962)	$8,611	$(25,824)	$(3,467)

Basic net income (loss) per share	$(0.08)	$0.11	$(0.26)	$(0.05)
Weighted average common shares outstanding	113,929	78,585	99,391	76,933

Diluted net income (loss) per share	$(0.08)	$0.11	$(0.26)	$(0.05)
Diluted weighted average common shares outstanding	113,929	80,323	99,391	76,933

Production and Revenue

For the three months ended September 30, 2009 the Company’s oil production and sales were approximately 213,943 barrels and 207,418 barrels, respectively, resulting in $13.1 million in Revenue.  During the same period in 2008, the Company produced and sold approximately 329,089 barrels and 322,171 barrels, respectively, resulting in $33.4 million in Revenue.  Total oil production and sales for the nine months ended September 30, 2009 were approximately 778,509 and 744,101 barrels, respectively, bringing total Revenue to $37.4 million for the year.  During the same period in 2008, the Company produced and sold approximately 455,840 barrels and 437,243 barrels, respectively, resulting in $44.8 million in Revenue.  For the quarter, average oil sales price, net of royalties, was $63.10 per barrel and $50.21 per barrel for the nine months ended September 30, 2009.  In comparison, the average oil sales price, net of royalties, was $103.80 and $102.56 per barrel for the three and nine months ended September 30, 2008.  The decrease in net revenue is primarily due to the $40.70 (or 39%) decrease in the average per barrel sales price received as well as decreased oil sales volumes from the CX-11 platform.  Oil prices reached record levels during the third quarter of 2008 before sharply falling towards the end of the year.  During the same period in 2009, oil prices have steadily risen from the lows seen at the beginning of the year but are considerably less than the oil prices received during the third quarter of the previous year. Third quarter oil production was negatively impacted by the CX11-21XD and the CX11-15D wells at various times and intervals being partially or fully suspended due to workovers and maintenance of the wells.  The CX11-15D produced for approximately two of the three months in the period and the CX11-21XD produced for approximately one of the three months in the period.

Lease Operating

For the three and nine months ended September 30, 2009, lease operating expenses (LOE) were $9.6 million ($46.24 per Bbl) and $21.4 million ($28.82 per Bbl), respectively.  This represents a $6.0 million increase from the third quarter 2008.  This increase is due to the work-over expenses related to the CX11-20XD, CX11-21XD, and CX11-15XD wells to address the mechanical issues encountered, primarily gas channeling and water influx issues.  Costs associated with the workover are allocated to LOE and are not considered capital expenditures.  The decrease in the quarterly production also contributed to the increase in the per barrel amounts.  LOE per barrel for the quarter and nine months ended, excluding the workovers and flex hoses would have been $18.92 and $15.72 per barrel, respectively.

General and Administrative

For the three and nine months ended September 30, 2009, general and administrative (G&A) expenses were $8.5 million and $25.0 million, respectively.  Included in G&A for the three and nine months ended September 30, 2009 is stock-based compensation expense of $2.9 million and $9.9 million, respectively.

General and administrative expense of $5.6 million, excluding stock-based compensation, is slightly lower than the average quarterly G&A from the previous year, excluding stock-based compensation, of $5.9 million.  However, the Company is maintaining its target of an overall year-on-year reduction of its G&A expense, excluding stock-based compensation, of approximately 15%.

Stock-based compensation of $2.9 million is lower than the same quarter ended 2008 primarily due to the decrease in fair market value of awards granted in 2009 as a result of the decline in the stock price of BPZ.

Depreciation, Depletion and Amortization

For the three and nine months ended September 30, 2009, depreciation, depletion and amortization expense was $5.9 million and $19.3 million, respectively.  The overall increase as compared to the previous year was primarily due to increased production, increased average costs per well being depleted and a reduction in the reserve base from 2008 as a result of decreased oil prices at the end of 2008.

Other Income and (Expense)

For the three and nine months ended September 30, 2009, Other Income and (Expense) was $0.4 million income and $(1.0) million expense, respectively.  Included in other income for the quarter is $0.2 million in payments received from the Company’s investment in the Santa Elena Property in Ecuador.  Additionally, the Company had increased cash on hand as a result of its registered direct stock offering which closed on June 30, 2009 which resulted in increased interest income.

Income Tax

For the three and nine months ended September 30, 2009, the Company recognized an income tax benefit of approximately $1.8 million and $4.7 million, respectively, on a net loss before income tax of approximately $10.8 million and $30.5 million, resulting in an effective tax rate for both periods of approximately 16.7% and 15.3%, respectively.  The difference between the effective tax rate recognized and the 22.0% statutory rate as promulgated under the Block Z-1 License Contract is largely due to (i) a 100% allowance on the Company’s net operating losses generated in the United States and (ii) certain U.S. expenses not deductible in Peru.

Liquidity, Capital Expenditures and Capital Resources

Liquidity

At September 30, 2009, the Company had cash and cash equivalents of $66.7 million and $21.3 million in Value Added Tax receivable which will be collected over time as oil sales are invoiced.

Capital Expenditures

The Company reported total capital expenditures of $20.6 million and $50.5 million for the three and nine months ended September 30, 2009, respectively.

•                 $9.9 million for the quarter and nine months for drilling activities in Albacora; including conversion of rig to drill offshore, rig mobilization and installation, pre-drilling stand-by charges and drilling operations;

•                 $2.3 million for the quarter and $6.7 million for the nine months for platform repair mainly in Albacora;

•                 $1.2 million for the quarter and nine months for standby costs associated with the drilling of the CX11-19D well;

•                 $1.5 million for the quarter and $23.4 million for the nine months in Drilling/Testing/Side-tracking  the 15D well;

•                 $3.4 million for the quarter for construction work-in-process equipment purchases to be used in Alabcora, such as testing equipment, buoys and flex hoses;

•                 $1.0 million for the nine months related to Caleta Cruz dock refurbishment; and

•                 The Company capitalized approximately $0.4 million for the quarter and $1.1 million for the nine months, of depreciation expense, mainly related to the tender assist barges serving as support equipment to the Company’s drilling activities; and $1.2 million for the quarter and $3.3 million for the nine months of interest expense, to construction in progress.

The Company budgeted $86 million for 2009 capital expenditures related to its E&P activities.  The Company expects capital expenditures related to its E&P activities for the remainder of 2009 to be approximately $54 million, primarily related to the drilling, development and production, including marine support vessels and equipment, of the Corvina and Albacora fields. In addition, the Company may incur approximately $6.2 million and $3.5 million for seismic data expenditures and payment towards the purchase of three LM6000 gas-fired turbines, respectively.

Capital Resources

2009 Registered Direct Offering of Common Stock - On September 15, 2009, the Company closed a private placement of approximately 1.6 million shares of common stock, no par value, to International Finance Corporation (IFC) resulting in gross proceeds of approximately $7.6 million.  This private placement was related to the Company’s registered direct offering of approximately 18.8 million shares of Common Stock at a price of $4.66 per share that closed on June 30, 2009. Pursuant to the Subscription Agreement dated December 16, 2006 (the “Subscription Agreement”) by and between IFC and the Company, IFC has the right, within 45 days of notice of the offering, to purchase shares of the Company’s Common Stock for the same price and terms as the participants in an offering to retain its proportionate ownership in the Company.  In compliance with SEC regulations, the transaction was submitted to and approved by the Company’s shareholders at a Special Meeting of Shareholders on August 24, 2009.  The shares were placed directly by the Company and no warrants or dilutive securities were issued to IFC in connection with the private placement.  The Company plans on using the proceeds of this offering to develop its properties under its existing license contracts and other general corporate purposes consistent with the Company’s operating plans.

Reserve-Based Credit Facility - In July 2009, the Company, through its subsidiary, BPZ E&P, secured formal commitments for a $70.0 million reserve based credit facility.  The syndication of this facility is led by Natixis, a major French bank.  The other institutions participating in the syndicate include IFC, Scotiabank and Banco de Crédito del Perú.  The credit facility will provide the Company’s subsidiary, BPZ E&P, with a revolving line of credit for capital expenditures and working capital.  Subject to final negotiations and documentation, the facility is expected to: (i) be secured by a pledge of the ownership units of the borrower; (ii) be a senior secured revolving credit facility maturing June 30, 2013; (iii) bear interest at LIBOR plus 7.0%; (iv) be subject to a commitment fee of 3.50% on the unutilized portion of the borrowing base.   The $70.0 million credit facility will include the $15.0 million previously received under the IFC Facility and the initial borrowing base available under the facility is expected to be approximately $35.0 million, subject to compliance with loan covenants, and inclusive of the $15.0 million already funded under the IFC Facility.  The borrowing base will be re-determined effective February 28, 2010 and thereafter on a semi-annual basis beginning June 30, 2010 based on the value of oil reserves from the Corvina field and may include future oil reserves booked from the Albacora field.  Both fields are located offshore in northwest Peru in Block Z-1.   Closing of the credit facility is dependent upon the successful negotiation of the related loan documents, and funding is predicated on the satisfaction of certain customary conditions precedent as specified in the loan documents.

Gas-to-Power Project

The Company commenced discussions with potential joint venture partners for the gas-to-power project, its strategy being to secure additional equity for the project.  After receiving proposals for the Corvina gas-to-power project, management selected a potential joint venture partner in June 2009 and negotiations with that party have been underway.  The joint venture will be subject to the satisfactory negotiation of a joint venture agreement and related documents.  The Company expects any joint venture to result in it holding a minority position in the project.  The Company expects to retain the responsibility for the construction of the pipeline as well as retain ownership of the pipeline.  Decisions regarding project financing will be determined after the consummation of a joint venture agreement.  The Company currently estimates the gas-to-power project will cost approximately $135.0 million, excluding 19% value-added tax which will be recovered via early recovery and/or future revenue billings.  The $135.0 million includes $115.0 million for the estimated cost of the power plant and $20.0 million for the estimated cost of the construction of the natural gas pipeline.

On September 26, 2008, the Company, through its subsidiary Empressa Electrica Nueva Esperanza S.R.L., entered into a $51.5 million contract (the “Agreement”) for the purchase of three LM6000 gas-fired turbines from GE Packaged Power, Inc. and GE International, Inc. Sucursal de Peru (collectively “GE”).  The Agreement required an initial down payment of $5.1 million and monthly progress payments of $1.1 million per unit.  In January 2009 the Company and GE entered into an amendment of the Agreement.  Under the terms of the amendment, both

GE and BPZ agreed to a suspension period under the Agreement from and including December 15, 2008 through November 15, 2009, whereby no failure on the part of BPZ or GE to perform any obligations under the Agreement will give rise to a breach of contract or the right to terminate the contract, provided the Company makes a $3.4 million progress payment no later than February 25, 2009 and a $3.5 million progress payment to GE no later than November 16, 2009.  On February 24, 2009, the Company paid the first progress payment of $3.4 million.  As of September 30, 2009, the Company has made payments to GE totaling $12.0 million.  Failure to make the second progress payment in full would result in immediate termination of the Agreement with no cure period or time to correct the breach and a charge-off of the $12.0 million of progress payments.  If the second progress payment of $3.5 million is made November 16, 2009, the Company may be required to resume monthly progress payments in amounts yet to be determined.  As of November 9, 2009, the Company is in negotiations with GE to modify the terms of the Agreement.

Reconciliation non-GAAP measure

The table below represents a reconciliation of EBITDA to comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (In thousands).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net Income (loss)	$(8,962)	$8,611	$(25,824)	$(3,467)
Income tax expense (benefit)	(1,792)	5,051	(4,654)	5,292
Interest expense	—	—	—	—
Depreciation, depletion and amortization expense	5,881	5,673	19,267	7,947
Earnings Before Interest, Income Taxes, Depreciaiton and Amortiziation (a)	$(4,873)	$19,335	$(11,211)	$9,772

(a) Earnings before Interest, Income taxes, Depreciation and Amortization (“EBITDA”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements.  “GAAP” refers to generally accepted accounting principles in the United States of America.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever we refer to a non-GAAP financial measure, we also present the most directly comparable financial measure and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure.  Management believes that EBITDA may provide additional helpful information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.

Operations Update

Corvina

Recently the Company announced an oil reserves update from Corvina.  Netherland Sewell and Associates, Inc. (NSAI), the Company’s independent reserve engineers, estimated total oil-in-place of 204 million barrels of oil (Mmbo) as of June 30, 2009, an increase from the previous report of 178 Mmbo at year end 2008, while Proved oil-in-place increased from 97 Mmbo to 136 Mmbo.  NSAI’s report also estimated Corvina’s 3P (Proved + Probable + Possible) reserves at approximately 91 Mmbo, an increase from the previous 81 Mmbo of 3P reserves as of December 31, 2008.  The reserve estimates were provided under the guidelines set forth by the Society of Petroleum Engineers (SPE).

In Corvina the Company believes it is just now starting to see the effect of a water-drive mechanism at work, although more data is necessary to assess the potential magnitude.  The reserve estimate provided by NSAI provides for a possible increase in recovery factors in the Probable and Possible reserves due to such a potential pressure support, which could come from an aquifer, secondary gas cap, or the combination of both.  The recent estimated reserves report showed the recovery per well remained the same in the Proved category while increasing slightly in the Probable and Possible reserve categories, which the Company believes supports its geologic model.

During the past two quarters, the Company performed workovers on the 15D and 20XD wells in Corvina in an attempt to reduce gas channeling, as well as isolate the sands in the 21XD that were seeing an increasing water cut.  The work was completed with the following results:

•                 The 21XD was producing a high water cut from the lower sands and an attempt was made to shut off the lower sands with a plug.  Water rates have been cut by almost half, although the current oil/water ratio is higher than expected, so the Company will continue monitoring the well to determine the source of the water.  It is important to keep in mind that the Company has been expecting formation water in all its wells, as that would be evidence of a potential water drive mechanism.  The well is now producing approximately 750 barrels of oil per day (bopd).

•                 The 15D was addressed to alleviate the gas channeling into the well.  The well initially encountered three different oil zones and, due to the gas channeling, the two upper zones have been bypassed, leaving the well to produce from only one set of sands.  The well is currently producing approximately 400 bopd with normal gas/oil ratio.

•                 Well 20XD is the well drilled with the highest deviation and experienced cement issues the Company believes allowed a large amount of gas to channel into the wellbore.  The channeled gas has been mechanically controlled and the well is being produced at a restricted choke and is currently producing approximately 750 bopd with a normal gas/oil ratio.

The Company is in the process of evaluating the effect of artificial lift on the productivity of the wells.

The Company is currently drilling the 19D, a well that is updip in the fairway of the 21XD.  The 19D has currently reached its 9 5/8” casing point near the top of the Zorritos formation.  The Company expects to have this well completed by year end.  As an updip step-out to the 21XD, and according to our geologic model, the 19D may help us tap into the deeper oil zones that have yet to test oil.  After the 19D the Company expects to drill one or two more wells from the CX11 platform.  The Company will then set up gas and water re-injections facilities at the platform.

Albacora

The Company previously announced the commencement of drilling of the A-14XD well in Albacora.  This well, a twin to the discovery well drilled in 1972 by Tenneco, is expected to be drilled to a total depth of approximately 14,500 feet.  The well is being drilled parallel to the discovery well approximately 200 feet from the original well bore drilled from a drill ship by Tenneco.  Currently the Company is drilling at approximately 12,500 feet and has entered the Zorritos formation after setting the 9 5/8” casing.  The Company expects the well to be completed by year end.

Preliminary testing facilities are being finalized for the Albacora platform.  The Nu’Uanu barge is being converted to a floating storage and offloading vessel.  This should allow the Company to initiate a long term testing program similar to the one in place in Corvina.

Block Z-1

The Company is preparing to carry out a 3D seismic survey of approximately 1,000 square kilometers.  The survey would cover an area from Albacora all the way south through the Piedra Redonda field including undershoots of our existing platforms.  The seismic survey should be completed, the data processed, and delivered to the Company during the second quarter of 2010.

Block XIX

The Company is reviewing proposals for a land rig for drilling the Pampa La Gallina prospect.  This well, a step-out to a well that previously tested oil from the Heath formation and gas from the Mancora formation, is expected to spud in the first half of 2010.  The well will be the first of two wells drilled in 2010 to begin the appraisal of the Mancora Gas Play; the second being a well in Block XXIII described below.

Blocks XXIII and XXII

The Company is preparing to carry out a 3D seismic survey in Block XXIII that will be complemented with a few regional 2D lines, and a small 2D survey in Block XXII.  These surveys would be carried out during 2010.  Based on the results of the 3D survey and, if time permits, the Company may drill a wildcat in Block XXIII, which is anticipated to be a twin to the CDX-1, targeting the Mancora Gas Play.

Manolo Zuñiga, President and Chief Executive Officer commented “We are pleased with the updated Corvina oil reserves provided by NSAI which shows that the asset base continues to grow.  It is important to note that the Company’s internally projected total oil-in-place was 200 Mmbo in Corvina, based on SPE guidelines, and the report from NSAI slightly exceeded that estimate.  The Company is currently producing approximately 2,250 bopd from the CX11 platform, and we are evaluating artificial lift to optimize production from these initial five oil wells.”

Dr. Frederic Briens, BPZ’s Chief Operating Officer stated “The 19D well is being drilled with a new design that should give us good cement and the ability to complete the well without gas channeling into the oil zones.  The drilling in Albacora is on schedule and should be completed by year end.  Our goal is to test the prospective oil sands from the bottom section first in order to give us an indication of the hydrocarbon potential in this previously untested Lower Zorritos formation.”

Mr. Zuñiga concluded “We now have two key wells being drilled from two separate platforms in Block Z-1.  We are getting ready to start a 3D seismic survey covering approximately 1,000 square kilometers including some of the key leads and prospects, including of course Corvina and Albacora.  In 2010 we will take another major leap by drilling our first well in Block XIX and, if time permits, in Block XXIII after the corresponding 3D survey is completed.  This is again an exciting time for the Company.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our project financing efforts, including final documentation and execution of debt financing documents with IFC and Natixis, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements and the successful management of our capital development project, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.

The U.S. Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only “Proved” reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The Company is prohibited from disclosing other categories of reserves in its SEC filings. We use certain terms in this press release such as “Indicated” “Probable” or “Possible” oil and gas reserves, as well as similar terms such as “barrels of oil per day” and “oil sands” suggesting such reserves, which the SEC’s guidelines strictly prohibit us from including in filings with the SEC. The reserve quantities reflected above were certified by Netherland, Sewell & Associates, Inc. using the 1997 definitions and standards of the Society of Petroleum Engineers and World Petroleum Congresses which we are prohibited from disclosing in any of our SEC filings. These definitions and standards may result in estimates of proved reserves which are materially different from those disclosed in the Company’s filings with the SEC. U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525 Houston, Texas 77079; Telephone: (281) 556-6200. You can also obtain these filings from the SEC via the internet at www.sec.gov.